China Century Dragon Media, Inc. Announces
Receipt of Additional Notice of NYSE Amex Non-compliance

BEIJING, May 23, 2011/PRNewswire-Asia-FirstCall/ China Century Dragon Media, Inc. (NYSE Amex: CDM) (the “Company”), today announced that, as expected, on May 17, 2011, the Company received an additional notice of non-compliance from the NYSE Amex LLC (the “Exchange”) due to the delay in the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 (the “Form 10-Q”) with the Securities and Exchange Commission, which report is required by Sections 134 and 1101 of the Exchange’s Company Guide (the “Company Guide”). The Company plans to address its plan for filing the Form 10-Q at its scheduled hearing before a Listing Qualifications Panel of the Exchange’s Committee on Securities (the “Panel”).

As previously reported, on March 23, 2011 and April 5, 2011, the Company received delisting notifications from the Exchange unless it appealed the Staff's delisting determination, which was based on the Exchange’s review of the resignation letter from the Company’s former auditor, MaloneBailey LLP, and the delay in the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The Company timely requested a hearing before the Panel. The most recent notice of non-compliance has no immediate effect on the listing of the Company’s common stock on the Exchange.

About China Century Dragon Media, Inc.

China Century Dragon Media is a television advertising company in China that primarily offers blocks of advertising time on certain channels on China Central Television (“CCTV”), the state television broadcaster of China and China's largest television network. The Company purchases, repackages and sells advertising time on certain of the nationally broadcast television channels of CCTV. The Company assists its customers in identifying the most appropriate advertising time slots for their television commercials based on the customer’s advertising goals and in developing a cost-effective advertising program to maximize their return on their advertising investment.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "will," "believes," "expects," "anticipates" or similar expressions. Such information is based upon expectations of the Company's management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions. Such risks and uncertainties include, but are not limited to, the Company's ability to complete an internal investigation in a timely manner; the discovery of additional issues related to the Company’s accounting records which may extend the investigation; the ability to engage a new independent auditor and file its Form 10-K for the year ended December 31, 2010 within a reasonable period; the Company's inability to adequately respond to the SEC’s investigation orders; the Company's inability to efficiently deploy resources to manage the process or complete it on a timely basis; adverse capital and credit market conditions; and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company does not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see the Company's most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and its subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov .

Contact:
George Duan
CFO and Corporate Secretary
US Cell: 224-208-8855
george@ss.ad.com